EXHIBIT A

                                DELEGATED DUTIES

                              Date: October 1, 2003

Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

  o Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities.

  o    Submit special payee checks through the OFAC database.

  o Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.

  o Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent.

  o    Review accounts with small balances followed by large purchases.

  o Review accounts with frequent activity within a specified date range followed by a large redemption.

  o On a daily basis, review purchase and redemption activity per tax identification number ("TIN") within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day.

  o Compare all new accounts and registration maintenance through the Known Offenders database and notify the Fund of any match.

  o    Monitor  and  track  cash   equivalents   under  $10,000  for  a  rolling
       twelve-month period and file IRS Form 8300 and issue the shareholder notices required by the IRS.

  o Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Fund with a copy of the SAR within a reasonable time after filing; notify the Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR.

  o Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act") Sec. 314(a). Provide the Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.

                                    EXHIBIT A

                                DELEGATED DUTIES

                              Date: October 1, 2003
                                   (continued)



  o Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person's identity and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Fund by any government agency.

In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Fund unless prohibited by applicable Law.




ARMADA FUNDS                        STATE STREET BANK AND TRUST COMPANY



By:_____________________________    By:________________________________________
                                      Joseph L. Hooley, Executive Vice President
Name:___________________________

Title:__________________________